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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                    FORM 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)      November 18, 1999
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                             CTN MEDIA GROUP, INC.
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        Delaware                       0-199999                 13-3557317
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(State of other jurisdiction         (Commission               (IRS Employer
      of incorporation)              File Number)            Identification No.)

               5784 Lake Forrest Drive, Suite 275, Atlanta, Georgia 30328
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                         (Address of principal office)

Registrant's telephone number, including area code     (404) 256-4444
                                                       --------------
                       College Television Network, Inc.
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         (Former name or former address, if changed since last report)


Item 5.  Other Events

     Sale of Series A Convertible Preferred Stock to U-C Holdings, L.L.C.
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     On November 18, 1999, CTN Media Group, Inc. (the "Company") issued and sold to U-C Holdings, L.L.C., a Delaware limited liability company ("Holdings") which is the holder of a majority of the issued and outstanding capital stock of the Company, 480,000 shares of Series A Convertible Preferred Stock of the Company, $.005 par value per share ("Series A Preferred"), for $15.00 per share or an aggregate purchase price of $7,200,000, pursuant to an Amended and Restated Purchase Agreement ("Amended Purchase Agreement"), between the Company and Holdings, dated October 18, 1999. The purpose of Holdings' purchase was to enable the Company to raise $7,200,000 in gross proceeds required for the Company's working capital needs and capital expenditures. In accordance with the terms of the Company's Credit Agreement with LaSalle Bank National Association ("LaSalle Bank"), the Company now has the ability to borrow up to $7,200,000 from LaSalle Bank.

     The Amended Purchase Agreement further provides that the Company has the right to require Holdings to purchase, subject to various conditions, up to an additional 133,333 shares of Series A Preferred for an aggregate purchase price of approximately $2,000,000 (the "Subsequent Closings"). This right expires on August 31, 2000. The obligation of Holdings to purchase Series A Preferred at the Subsequent Closings is conditioned upon the Company providing certain information to Holdings and Holdings' satisfaction, in its sole discretion, with
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the Company's ability to meet certain other conditions.  In the event the
Company cannot meet the Subsequent Closing conditions and Holdings elects not to provide additional funding to the Company, the Company's ability to meet its obligations and continue its expansion may be impaired.

     The Series A Preferred is convertible into shares of the Company's common stock, par value $.005 per share (the "Common Stock"). The conversion ratio of the Series A Preferred is computed by multiplying the number of shares of Series A Preferred to be converted by the $15.00 per share purchase price and dividing the product by the conversion price of the Series A Preferred (the "Conversion Price") then in effect with respect to such shares. On the date of issuance, the Conversion Price was $4.50, which was a 25.8% discount from the 30-day average market price of the Common Stock as of November 18, 1999, the date of issuance of the 480,000 shares of Series A Preferred. The Series A Preferred is currently non-voting stock; however, after the effective date of the shareholder approval described in a Schedule 14C Information Statement to be sent to the stockholders of the Company in connection with the ratification and approval of the issuance of the Series A Preferred, Holdings will obtain the right to vote its shares of Series A Preferred as if such shares were converted into shares of Common Stock on the date of issuance, which is 1,600,000 shares for the November 18, 1999 purchase. The Series A Preferred accrues a cumulative dividend of 12% per annum.

     Immediately prior to the consummation of the transactions under the Amended Purchase Agreement, 14,411,755 shares of the Company's Common Stock were outstanding, of which Holdings owned 11,576,612 shares (representing 80.3% of the outstanding shares of Common Stock). As of November 18, 1999, if Holdings were to (i) convert all of the shares of Series A Preferred it owns (including those shares purchased on August 31, 1999, October 8, 1999, October 18, 1999 and November 18, 1999), (ii) convert the 309,998 shares of reclassified Series A Preferred it now holds, and (iii) exercise its (a) Class C Warrant issued to Holdings on October 5, 1998 and (b) Class C Warrant issued to Holdings on April 25, 1997, Holdings would own 19,090,328 shares of the Common Stock (87.1% of the Company's outstanding shares of Common Stock). The foregoing does not take into account additional shares issuable to Holdings pursuant to certain Equity Protection Agreements dated April 25, 1997. In addition to the above shares, if Holdings were to purchase the remaining 133,333 shares of Series A Preferred available to be purchased under the Amended Purchase Agreement and subsequently convert all such shares of Series A Preferred into shares of Common Stock, using a Conversion Price of $4.50 per share, it would then own (excluding the shares subject to issuance in connection with certain guaranties made by Holdings and its affiliates in favor of the Canadian Imperial Bank of Commerce) 19,534,771 shares of the Common Stock (87.3% of the Company's outstanding shares of Common Stock).


Item 7.  Financial Statements and Exhibits.

Exhibit No.      Description of Exhibit
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    5.1        Amended and Restated Purchase Agreement dated October 18, 1999 by and between College Television Network, Inc. and U-C Holdings, L.L.C. (incorporated by reference to Exhibit 5.1 to the Form 8-K filed on October 27, 1999).

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


November 30, 1999                       COLLEGE TELEVISION NETWORK, INC.


                                        By: /s/ Jason Elkin
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                                           Jason Elkin
                                           Chairman of the Board and
                                           Chief Executive Officer

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